Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Viva or Bossini nor is it a solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

VIVA GOODS COMPANY LIMITED (Incorporated in the Cayman Islands with limited liability) (Stock Code: 933)	BOSSINI INTERNATIONAL HOLDINGS LIMITED (Incorporated in Bermuda with limited liability) (Stock Code: 592)
DRAGON LEAP CONSUMABLES LIMITED (Incorporated in the British Virgin Islands with limited liability)

JOINT ANNOUNCEMENT

(1) PROPOSAL FOR THE PRIVATISATION OF BOSSINI INTERNATIONAL

HOLDINGS LIMITED BY DRAGON LEAP CONSUMABLES LIMITED BY WAY OF

A SCHEME OF ARRANGEMENT UNDER SECTION 99 OF THE COMPANIES ACT

(2) SANCTION OF THE SCHEME BY THE COURT

(3) EXPECTED EFFECTIVE DATE OF THE SCHEME

(4) CLOSING AND RESULTS OF THE OPTION OFFER

(5) EXPECTED DATE OF WITHDRAWAL OF LISTING OF THE SHARES OF

BOSSINI INTERNATIONAL HOLDINGS LIMITED

Financial adviser to the Offeror and Viva

Independent Financial Adviser to the Bossini Independent Board Committee

INTRODUCTION

Reference is made to (i) the scheme document jointly issued by Bossini, Viva and the Offeror on 3 January 2025 in relation to, among other things, the Proposal (the ‘‘Scheme Document’’); and (ii) the announcement jointly issued by Bossini, Viva and the Offeror dated 10 February 2025 in relation to, among other things, the results of the Court Meeting and the SGM.

* For identification purpose only

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Unless otherwise defined, capitalised terms used herein shall have the same meanings as those defined in the Scheme Document.

SANCTION OF THE SCHEME

The Scheme was sanctioned (without modification) by the Court on Monday, 3 March 2025 (Bermuda time).

CURRENT STATUS OF THE SCHEME CONDITIONS OF THE PROPOSAL AND THE SCHEME

As at the date of this joint announcement, the Proposal remains, and the Scheme will become effective and binding on Bossini and all Scheme Shareholders, subject to the fulfilment or waiver (as applicable) of the Scheme Conditions (other than Scheme Conditions (a) to (c) and (f) which have been satisfied) as set out in the section headed ‘‘4. Conditions to the Proposal and the Scheme’’ in the Explanatory Statement in Part VII of the Scheme Document.

A copy of the order of the court sanctioning the Scheme is expected to be delivered to the Registrar of Companies in Bermuda for registration on or before Thursday, 13 March 2025 (Bermuda time) upon which the Scheme Condition (d) will be fully satisfied.

Other material Scheme Conditions (e) and (g) as set out in the section headed ‘‘4. Conditions to the Proposal and the Scheme’’ in the Explanatory Statement in Part VII of the Scheme Document remain outstanding as at the date of this joint announcement.

Subject to other Scheme Conditions being fulfilled or waived (as applicable), the Scheme is expected to become effective on Thursday, 13 March 2025 (Bermuda time).

EXPECTED EFFECTIVE DATE OF THE SCHEME

Assuming that all of the outstanding Scheme Conditions are fulfilled or waived (as applicable), it is expected that the Scheme will become effective on Thursday, 13 March 2025 (Bermuda time). Further announcement will be made when the Scheme has become effective.

The Scheme will lapse if it does not become effective on or before 30 June 2025 (being the Long Stop Date). Bossini, Viva and the Offeror will make further announcement(s) as and when necessary.

EXPECTED DATE OF WITHDRAWAL OF THE LISTING OF THE BOSSINI SHARES

Bossini has applied to the Stock Exchange, and the Stock Exchange has granted its approval, for the withdrawal of the listing of the Bossini Shares on the Stock Exchange in accordance with Rule 6.15(2) of the Listing Rules, with effect from 4:00 p.m. on Monday, 17 March 2025, subject to the Scheme becoming effective. The last day for trading in Bossini Shares on the Main Board of the Stock Exchange was Tuesday, 11 February 2025.

CLOSING AND RESULTS OF THE OPTION OFFER

The Option Offer closed at 4:00 p.m. on Monday, 24 February 2025.

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As 4:00 p.m. on Monday, 24 February 2025, being the latest time and date for lodging the Form of Acceptance in relation to the Option Offer, valid acceptances of the Option Offer in respect of 165,118,814 Bossini Share Options (representing all outstanding Bossini Share Options) have been received.

The Option Offer will be conditional on the Scheme becoming effective. If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

EXPECTED TIMETABLE

The timetable set out below is indicative only and is subject to change. Any changes to the timetable will be jointly announced by the Offeror, Viva and Bossini. All references to times and dates are references to Hong Kong times and dates, except as otherwise specified.

Hong Kong Time (unless otherwise stated)

Record Date	Wednesday, 12 March 2025

Scheme Effective Date (Note 1)	Thursday, 13 March 2025 (Bermuda time)

Option Offer becomes unconditional	Thursday, 13 March 2025 (Bermuda time)

Announcement of the Scheme Effective Date and the withdrawal of the listing of the Bossini Shares on the Stock Exchange and the result of the Option Offer	No later than 8:30 a.m. on Friday, 14 March 2025

Withdrawal of the listing of Bossini Shares on the Stock Exchange becomes effective	4:00 p.m. on Monday, 17 March 2025

Latest time to despatch share certificates for Viva Shares to the Scheme Shareholders and the Bossini Optionholders (Note 2)	on or before Monday, 24 March 2025

Notes:

1.	The Scheme shall become effective upon all the Scheme Conditions set out in the paragraph headed ‘‘4. Conditions to the Proposal and the Scheme’’ in the Explanatory Statement in Part VII of the Scheme Document having been fulfilled or waived (as applicable). If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

2.	If a tropical cyclone warning signal number 8 or above, or a black rainstorm warning, or ‘‘extreme conditions’’ as announced by the Government of Hong Kong is/are in force, in Hong Kong, on the latest date to despatch share certificates of Viva Shares as Scheme Consideration and Option Cancellation Price under Rule 20 of the Takeovers Code (the ‘‘Key Deadline’’):

(i)	at any time before 12:00 noon but no longer in force at or after 12:00 noon on any Key Deadline, such Key Deadline will remain on the same business day; or

(ii)	at any time at or after 12:00 noon on any Key Deadline, such Key Deadline will be rescheduled to the following business day which does not have any of those warnings in force at 12:00 noon and/or thereafter and/or thereafter or such other day as the Executive may approve in accordance with the Takeovers Code.

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Assuming the Scheme becomes effective on Thursday, 13 March 2025, the share certificates for the new Viva Shares are expected to be despatched to the Scheme Shareholders and the Bossini Optionholders by ordinary post to their registered address, at their own risks, on or before Monday, 24 March 2025.

WARNING: Bossini Shareholders and potential investors of Bossini and Bossini Optionholders should be aware that the Proposal is subject to the Scheme Conditions being fulfilled or waived, as applicable, and therefore the Proposal may or may not become effective. Bossini Shareholders and potential investors of Bossini and Bossini Optionholders should therefore exercise caution when dealing in securities of Bossini. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

By order of the board of directors VIVA GOODS COMPANY LIMITED Mr. LI Ning Chairman and Chief Executive Officer	By order of the board of directors BOSSINI INTERNATIONAL HOLDINGS LIMITED Mr. ZHAO Jianguo Chairman and Executive Director
By order of the board of directors DRAGON LEAP CONSUMABLES LIMITED Mr. LI Ning Director

Hong Kong, 4 March 2025

As at the date of this joint announcement,

(a)	the Bossini Board comprises three executive directors, namely Mr. ZHAO Jianguo (Chairman), Mr. CHEUNG Chi (Chief Executive Officer) and Ms. YU Xin, one non-executive director, namely Mr. LAW Ching Kit Bosco, and three independent non-executive directors, namely Mr. LEE Kwok Ming, Prof. SIN Yat Ming and Mr. CHEONG Shin Keong;

(b)	the Viva Board comprises three executive directors, namely Mr. LI Ning (Chairman and Chief Executive Officer), Mr. LI Chunyang and Mr. LI Qilin, four non-executive directors, namely Mr. Victor HERRERO, Mr. MA Wing Man, Ms. LYU Hong and Mr. QIAN Cheng, and four independent non-executive directors, namely Mr. LI Qing, Mr. PAK Wai Keung, Martin, Mr. WANG Yan and Professor CUI Haitao; and

(c)	the board of directors of the Offeror comprises two directors, namely Mr. LI Ning and Mr. CHEUNG Chi.

The directors of Bossini jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Bossini Group (other than that relating to the Viva Group and the Offeror) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Bossini Board have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

The directors of Viva jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Viva Group and the Offeror (other than that relating to the Bossini Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Viva Board have been arrived at

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after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Offeror (other than that relating to the Viva Group and the Bossini Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Offeror Board have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

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